Exhibit 99.6

Adopted: _______ , 2025

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

OF

RICH SPARKLE HOLDINGS LIMITED

The responsibilities and powers of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors (“Board”) of Rich Sparkle Holdings Limited (the “Company”), as delegated by the Board, are set forth in this charter. Whenever the Nominating Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

I. PURPOSE

As set forth herein, the Nominating Committee shall, among other things, discharge the responsibilities of the Board relating to the appropriate size, functioning, and needs of the Board including, but not limited to, recruitment and retention of high quality Board members and committee composition and structure, as well as administration and oversight of all aspects of the Company’s corporate governance functions on behalf of the Board.

II. MEMBERSHIP

The Nominating Committee shall consist of at least two members of the Board as determined from time to time by the Board. Each member shall be “independent” in accordance with the listing standards of the Nasdaq Capital Market (the “Nasdaq”), as amended from time to time.

The Board shall elect the members of this Nominating Committee at the first Board meeting practicable following the annual meeting of shareholders and may make changes from time to time pursuant to the provisions below. Unless a chair is elected by the Board, the members of the Nominating Committee shall designate a chair by majority vote of the full Nominating Committee membership.

A Nominating Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

MEETINGS AND COMMITTEE ACTION

The Nominating Committee shall meet at such times as it deems necessary to fulfill its responsibilities. Meetings of the Nominating Committee shall be called by the chairman of the Nominating Committee upon such notice as is provided for in the Bylaws of the company with respect to meetings of the Board. A majority of the members shall constitute a quorum. Actions of the Nominating Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Nominating Committee. The Nominating Committee shall report its minutes from each meeting to the Board.

The chairman of the Nominating Committee may establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Nominating Committee. At each meeting, the chairman shall appoint as secretary a person who may, but need not, be a member of the Nominating Committee. A certificate of the secretary of the Nominating Committee or minutes of a meeting of the Nominating Committee executed by the secretary setting forth the names of the members of the Nominating Committee present at the meeting or actions taken by the Nominating Committee at the meeting shall be sufficient evidence at all times as to the members of the Nominating Committee who were present, or such actions taken.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITIES

●	Developing the criteria and qualifications for membership on the Board.

●	Recruiting, reviewing and nominating candidates for election to the Board or to fill vacancies on the Board.

●	Reviewing candidates proposed by shareholders, and conducting appropriate inquiries into the background and qualifications of any such candidates.

●	Establishing subcommittees for the purpose of evaluating special or unique matters.

●	Monitoring and making recommendations regarding committee functions, contributions, and composition.

●	Evaluating, on an annual basis, the Nominating Committee’s performance.

●	Administer and oversee all aspects of the Company’s corporate governance functions on behalf of the Board.

●	Make recommendations to the Board regarding corporate governance issues and related policies for risk assessment and risk management.

●	Review with management and the Board the adequacy of and compliance with the Company’s Code of Ethics and the results of management’s efforts to monitor compliance with the Company’s policies designed to ensure adherence to applicable laws and rules.

●	Performing any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board deems appropriate.

V. REPORTING

The Nominating Committee shall prepare a statement each year concerning its compliance with this charter for inclusion in the Company’s proxy statement.

RICH SPARKLE HOLDINGS LIMITED

Board of Director Candidate Guidelines

The Nominating Committee (the “Nominating Committee”) of the Board of Directors (“Board”) of Rich Sparkle Holdings Limited (the “Company”) will identify, evaluate, and recommend candidates to become members of the Board with the goal of creating a balance of knowledge and experience. Nominations to the Board may also be submitted to the Nominating Committee by the Company’s shareholders in accordance with the Company’s policy, a copy of which is attached hereto. Candidates will be reviewed in the context of current composition of the Board (including the diversity in background, experience, and viewpoints of the Board), the operating requirements of the Company, and the long-term interests of the Company’s shareholders. In conducting this assessment, the Nominating Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria:

●	Whether the candidate is independent pursuant to the requirements of the New York Stock Exchange.

●	Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company.

●	Whether the candidate has the ability to read and understand basic financial statements.

●	If a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

●	Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.

●	Whether the candidate has knowledge of the Company and issues affecting the Company.

●	Whether the candidate is committed to enhancing shareholder value.

●	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.

●	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective, and independent business judgment, and to assume broad fiduciary responsibility.

●	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

●	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.

●	Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company.

●	Whether the candidate is able to suggest business opportunities to the Company.

RICH SPARKLE HOLDINGS LIMITED

Shareholder Recommendations for Directors

Shareholders who wish to recommend to the Nominating Committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of Rich Sparkle Holdings Limited (the “Company”), a candidate for election to the Board should send a written recommendation to Rich Sparkle Holdings Limited of Portion 2, 12th Floor, The Center, 99 Queen’s Road Central, Hong Kong; Attention: Nominating Committee. The Corporate Secretary will promptly forward all such letters to the members of the Nominating Committee. Shareholders must follow certain procedures to recommend to the Nominating Committee candidates for election as directors. In general, in order to provide sufficient time to enable the Nominating Committee to evaluate candidates recommended by shareholders in connection with selecting candidates for nomination in connection with the Company’s annual meeting of shareholders, the Corporate Secretary must receive the shareholder’s recommendation no later than thirty (30) days after the end of the Company’s fiscal year.

The recommendation must contain the following information about the candidate:

●	Name;

●	Age;

●	Business and current residence addresses, as well as residence addresses for the past 20 years;

●	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);

●	Educational background;

●	Permission for the Company to conduct a background investigation, including the right to obtain education, employment, and credit information;

●	The number of shares of common stock of the Company beneficially owned by the candidate;

●	The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

●	A signed consent of the nominee to serve as a director of the Company, if elected.

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